    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997
                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                          DELAWARE
      (State or Other Jurisdiction of Incorporation or
                       Organization)                          (I.R.S. Employer Identification Number)

                        3000 GALLERIA TOWER, SUITE 1000
                           BIRMINGHAM, ALABAMA 35244
                                 (205) 733-8996
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                               ------------------

                         J. BROOKE JOHNSTON, JR., ESQ.
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                         BIRMINGHAM, ALABAMA 35244-2331
                              TEL: (205) 733-8996
                              FAX: (205) 982-7709
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                               ------------------

                          COPIES OF COMMUNICATIONS TO:

                                           ROBERT E. LEE GARNER, ESQ.
                                         F. HAMPTON MCFADDEN, JR., ESQ.
                                         HASKELL SLAUGHTER & YOUNG, LLC
                                           1200 AMSOUTH/HARBERT PLAZA
                                             1901 SIXTH AVENUE NORTH
                                            BIRMINGHAM, ALABAMA 35203
                                               TEL: (205) 251-1000
                                               FAX: (205) 324-1133

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                       PROPOSED              PROPOSED
                 TITLE OF EACH                        AMOUNT            MAXIMUM              MAXIMUM              AMOUNT OF
              CLASS OF SECURITIES                     TO BE         OFFERING PRICE          AGGREGATE           REGISTRATION
                TO BE REGISTERED                    REGISTERED         PER SHARE          OFFERING PRICE             FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  (including the Common Stock Purchase
  Rights).......................................    1,208,159         $22.375(1)        $27,032,557.63(1)         $8,191.68
==============================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Registrant's Common Stock as reported on The New York Stock Exchange on October 2, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                1,208,159 SHARES

                            [MEDPARTNERS (TM) LOGO]

                                  COMMON STOCK
                           PAR VALUE $.001 PER SHARE

     In accordance with the applicable rules of the Securities and Exchange Commission (the "Commission"), this Prospectus may be used in connection with offerings of the Common Stock of MedPartners, Inc., a Delaware corporation ("MedPartners" or the "Company"). This Prospectus relates to the resale by the holders thereof ("Selling Stockholders") of up to 1,208,159 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings.

     The shares of Common Stock held by the Selling Stockholders may be offered from time to time in transactions (which may include block transactions) on The New York Stock Exchange, Inc. ("NYSE"), in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares directly to purchasers or to or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution".

     None of the proceeds from the sale of the shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution".

     SEE "RISK FACTORS" AT PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------

              THE DATE OF THIS PROSPECTUS IS               , 1997

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act, with the Commission with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement which the Company has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 0-27276), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is listed on the NYSE. The reports, proxy statements and certain other information of the Company can be inspected at the office of the NYSE, 20 Broad Street, New York, New York. See "Incorporation of Certain Documents by Reference".

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains or incorporates certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward looking-statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors". Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus. Unless the context otherwise requires, as used herein, the term "MedPartners" or the "Company" refers collectively to MedPartners, Inc. and its respective subsidiaries and affiliates.

                                  THE OFFERING

Common Stock offered by the
  Selling Stockholders.....    1,208,159 shares

Common Stock outstanding
  after the Offering.......  194,665,107 shares(1)

New York Stock Exchange
  symbol...................  MDM
---------------

(1) As of June 30, 1997, excluding shares of Common Stock reserved for issuance pursuant to outstanding stock options.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by Selling Stockholders, or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made on one or more exchanges or in the over-the-counter market or in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing price. The Common Stock may be sold directly to purchasers or to or through underwriters, agents or broker-dealers by one or more methods. Any underwriters, broker-dealers or agents may receive compensation in form of commission, discounts or concessions from Selling Stockholders and/or the purchasers of such shares for which such underwriters, broker-dealers or agents may act as agents or to whom they sell as principals, or both (which compensation as to a particular underwriter, broker-dealer or agent will be negotiated prior to the sale and may be in excess of customary compensation). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution" and "Selling Stockholders".

                                  RISK FACTORS

     See "Risk Factors" beginning on page 2 of this Prospectus for a discussion of certain factors related to the Company and the Common Stock offered hereby.

                               RECENT DEVELOPMENT

     On September 23, MedPartners completed a cash tender offer to purchase all of the issued and outstanding common stock, par value $.01 per share of Talbert Medical Management Holdings Corporation ("Talbert") at a price of $63.00 net per share in cash or an aggregate acquisition price of approximately $200 million. Ninety-nine percent of the shares were tendered and purchased. Talbert is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five Southwestern states.

                                  THE COMPANY

     The executive offices of MedPartners are located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective purchasers of the Common Stock should consider carefully the factors listed below.

RISKS RELATING TO INTEGRATION IN CONNECTION WITH ACQUISITIONS

     The Company has recently completed major acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical location, business models and cultures are different in many respects. The Company's Board of Directors and senior management of the Company face a significant challenge in their efforts to integrate the businesses of the Company and the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow these businesses. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the financial results of the Company.

     Physician Compensation. Approximately 70% of the Company's PPM revenue for the six months ended June 30, 1997 was derived from or through contracts between the Company and hospitals or HMOs. The balance of the Company's PPM revenue is generated through professional corporations ("PCs") that have entered into contracts directly with HMOs or have the right to receive payment directly from HMOs for the provision of medical services. The Company has a controlling financial interest in these PCs by virtue of a long-term management agreement that also provides for physician compensation.

     The most significant clinic expense, physician compensation, accounted for 39% of total expenses in the Company's PPM service area in the first six months of 1997. Physicians that generated 7% of PPM revenue in the first six months of 1997 received a fixed-dollar amount plus a discretionary bonus based on performance criteria goals. Physician compensation expense was 51% of this first category of PCs' total net revenue in the first six months of 1997. Physicians that were compensated on a fee-for-service basis produced approximately 15% of the Company's PPM revenue in the first six months of 1997. Physician compensation expense pursuant to such agreements represented 48% of this second category of PCs' total net revenue in the first six months of 1997. The remaining 8% of PPM revenues were generated by physicians who were provided a salary, bonus and profit-sharing payment based on the PC's net income. Physician compensation expense pursuant to such agreements represented 39% of this third category of PCs' total net revenue in the first six months of 1997. Under each of these arrangements, revenue is assigned to MedPartners by the PC, and MedPartners is responsible and at risk for all clinic expenses.

     While management of the Company believes that the diverse experience of each of the combined companies will serve to strengthen the Company, there can be no assurance that management's efforts to integrate the operations of the Company will be successful. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. The Company's operating results could be adversely affected in the event it incurs costs associated with developing networks without generating sufficient revenues form such networks.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY; INTEGRATION AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     The Company intends to continue to pursue an aggressive growth strategy through acquisitions and internal development for the foreseeable future. The Company's ability to pursue new growth opportunities successfully will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities and successfully integrate acquired businesses and practices. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of the Company and its affiliates. See "Business -- Competition" in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996 (the "Company's 10-K/A") incorporated herein by reference.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician networks, which could have a material adverse effect on the operating results and financial condition of the Company.

     The major acquisitions carried out by the Company since January 1995 have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. There can be no assurance that future merger expenses will not result in further net losses. Nor can there be any assurance that there will not be substantial future costs associated with integrating acquired companies; that the Company will be successful in integrating such companies; or that the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of the Company to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Capital Requirements".

     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with the Company through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company. The Company is statutorily and contractually prohibited from controlling any medical decisions made by a healthcare provider. Accordingly, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by the Company or may enter into contracts for the provision of medical services or make other financial commitments that are not intended to benefit the Company and which, accordingly, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Operations" in the Company's 10-K/A incorporated herein by reference.

     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of Common Stock for selected practice and other acquisitions, and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

     Dependence on Affiliated Physicians. The Company's revenue depends on revenues generated by the physicians with whom the Company has practice management agreements. These agreements define the responsibilities of the physicians and the Company and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 40 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because the Company cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which the Company operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by the Company or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit the Company and which could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of the Company's revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. The Company is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, the Company's success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including the Company, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of the Company. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. The Company's financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of the Company is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the Department of Justice ("DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See
"Business -- Legal Proceedings" in the Company's 10-K/A incorporated herein by reference.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs, if incurred, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Legal Proceedings" in the Company's 10-K/A incorporated herein by reference.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints sought unspecified damages, declaratory and equitable relief, and attorney's fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. This action has been settled for $25 million, most of which will be paid by Caremark's directors and officers insurance. MedPartners will record an after tax charge of $5 million in the third quarter of 1997 in connection with the settlement.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, the Company paid $24.1 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.

     Coram Litigation. On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Coram's amended complaint includes claims for specific performance, declaratory relief, injunctive relief and requests damages of $5.2 billion. However, at a pretrial hearing in May 1997, counsel for Coram stated to the court that, with respect to compensatory damages, Coram was realistically seeking approximately $300 million. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago has been dismissed, but on appeal by Caremark the dismissal was reversed and the lawsuit was remanded. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark returned for cancellation all of the securities issued by Coram in connection with the Acquisition and paid Coram $45 million in cash on or about September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after tax charge from discontinued operation of $75.4 million in the second quarter of 1997 related to this settlement.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the ownership and operation of U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Montclair and La Habra, California, respectively, the Company could be subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, emergency room services, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician healthcare personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance and other coverage deemed necessary by MedPartners. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability and workers' compensation insurance coverage on the practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims. See "Business -- Corporate Liability and Insurance" in the Company's 10-K/A incorporated herein by reference.

GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in Note 1 to the consolidated financial statements of the Company, the Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of the Company's operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. The Company's operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Pharmacy Licensing and Operation".

     For the six months ended June 30, 1997, approximately 12% of the revenues of the Company's affiliated physician groups are derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of the approximately 12% of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of the Company into certain jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. On March 5, 1996, the DOC issued to Pioneer Provider Network, Inc. ("PPN"), a wholly-owned subsidiary of the Company, a healthcare service plan license (the "Restricted License"). PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations to be fully in compliance with applicable laws, including the Knox-Keene Act, and regulations. Any material non-compliance could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Second Amended and Restated Bylaws (the "Bylaws") and the Delaware General Corporation Law ("DGCL") could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Company's Common Stock. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, the Company Rights Plan (as defined herein), which provides for discount purchase rights to certain stockholders of the Company upon certain acquisitions of 10% or more of the outstanding shares of the Company's Common Stock, may also inhibit a change in control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                              SELLING STOCKHOLDERS

     The following table shows the names of the Selling Stockholders and the number of shares of the Common Stock beneficially owned by them and to be sold by them under this Prospectus as of the date of this Prospectus.

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY     COVERED BY        TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED       THIS PROSPECTUS   AFTER OFFERING      OFFERING
             --------------------               ------------   ---------------   --------------   --------------
Ballapuram Adhi(26)...........................       6,143           1,536            4,607             *
Michael Adler, M.D.(14).......................       8,250           2,064            6,186             *
Michael Alexander, M.D........................       3,175           3,175                0             *
Lloyd H. Alterman, M.D........................       3,175           3,175                0             *
James Amontree(26)............................       7,743           1,936            5,807             *
Paul B. Avondoglio, M.D.......................       3,175           3,175                0             *
Maurice Azar(26)..............................       6,143           1,536            4,607             *
David Barnes, M.D.(21)........................      19,386           4,847           14,539             *
Issa Baroudi, M.D.(26)........................      15,281           3,820           11,461             *
Joseph Barresi, M.D...........................       3,175           3,175                0             *
Andrew Beamer, M.D............................       3,175           3,175                0             *
Gary O. Bean, M.D.(22)........................       8,858           2,451            6,407             *
Phillip H. Beegle, Jr., M.D.(8)...............      63,856          14,840           49,016             *
Joseph Belladonna, M.D........................       3,175           3,175                0             *
Kerry Bergman, M.D............................       3,175           3,175                0             *
Richard L. Berryman, M.D.(21).................      19,386           4,847           14,539             *
Saligrama Bhat(26)............................      12,355           3,089            9,266             *
Tucker Bierbaum, M.D.(25).....................      28,414           7,604           20,810             *
Kenneth Botsford, M.D.(21)....................      19,386           4,847           14,539             *
Richard W. Brenner, M.D.......................       3,175           3,175                0             *
Kenneth P. Brin, M.D., Ph.D...................       3,175           3,175                0             *
Michael Brinson(26)...........................      10,420           2,605            7,815             *
Howard S. Britt, M.D..........................       3,175           3,175                0             *
David Rick Brown, M.D.(21)....................      19,386           4,847           14,539             *
Jeffrey B. Brown, M.D.(10)(11)................      29,907           9,969           19,938             *
Jeffrey B. Brown, M.D. & Nancy R. Brown(12)...       9,261           3,087            6,174             *
Melissa Brown, M.D............................       3,175           3,175                0             *
Fernando D. Burstein, M.D., Ph.D.(8)..........      30,610          14,840           15,770             *
Stuart Jay Burstin, M.D.......................       3,175           3,175                0             *
Paul J. Carniol, M.D..........................       3,175           3,175                0             *
Richard Carvolth, M.D.(25)....................      88,264          22,066           66,198             *
Ena Casanova(26)..............................       4,962           1,241            3,721             *
Luis Casanova(26).............................       7,743           1,936            5,807             *
Agustin M. Castellanos, M.D.(10)..............       3,859           1,286            2,573             *
Thongadi Chandrahasa(26)......................       6,143           1,536            4,607             *
Aaron Chinn, M.D.(2)..........................      28,000           7,022           20,978             *
Steven Christesen(26).........................       6,143           1,536            4,607             *
C. Franklin Church, M.D.(22)..................      13,675           3,419           10,256             *
Thomas Civitella(26)..........................       9,098           2,275            6,823             *
Steven R. Cohen, M.D.(8)......................      24,688          14,840            9,848             *
Augustin Collado(26)..........................       7,743           1,936            5,807             *
Peter Colucio, M.D............................       3,175           3,175                0             *
Allard J. Conger, M.D.(14)....................       8,255           2,064            6,191             *
Terrence Connelly(26).........................      15,281           3,820           11,461             *
David Cooper, M.D.............................       3,175           3,175                0             *
Joseph T. Corona, M.D.........................       3,175           3,175                0             *
William W. Couch, M.D.(16)....................      23,068           6,068           17,000             *
Richard L. Cox, M.D.(21)......................      19,386           4,847           14,539             *

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY     COVERED BY        TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED       THIS PROSPECTUS   AFTER OFFERING      OFFERING
             --------------------               ------------   ---------------   --------------   --------------
James A. Cross, M.D.(14)......................       8,255           2,064            6,191             *
Manuel de la Cruz, M.D.(13)...................       3,077             769            2,308             *
Charles M. Culbert, M.D.......................       3,175           3,175                0             *
Rudolph Dangelmajer, M.D......................       3,175           3,175                0             *
David Deatkine, Jr., M.D.(21).................      18,000           4,500           13,500             *
Arturo J. DeLeon, M.D.(22)....................      15,000           2,451           12,549             *
D. Craig Dennis, M.D.(25).....................     151,667          37,917          113,750             *
Doctor's Essential Services, Inc.(28).........      44,769           5,972           38,797             *
Charles Dooley, M.D...........................       3,175           3,175                0             *
L. Franklyn Elliott, M.D.(8)..................      28,237          14,840           13,397             *
Carlene W. Elsner, M.D., P.C.(15).............       9,054           3,019            6,035             *
The Estate of Joseph E. Enright, M.D..........       2,640           2,640                0             *
A. Robert Eschleman(26).......................       4,962           1,241            3,721             *
Thomas Fabian(26).............................       4,962           1,241            3,721             *
Phillip J. Fagan, M.D.(7).....................       1,332             444              888             *
Karen L. Ferguson, M.D.(5)....................      18,024           4,506           13,518             *
Stephen D. Fillman, M.D.(16)..................      22,077           4,558           17,519             *
James O. Finney, Jr., M.D.(21)................      19,386           4,847           14,539             *
Herschel Fischer, M.D.(30)....................     995,822         132,843          862,979             *
Denis L. Galindo, M.D.(16)....................      20,068           6,068           14,000             *
Jose Garcia(26)...............................       9,098           2,275            6,823             *
Charles M. Gelber, M.D........................       3,175           3,175                0             *
Thomas J. Gianis, M.D.........................       3,175           3,175                0             *
Alice B. Gibbons, M.D.........................       3,175           3,175                0             *
Ramon Gil(26).................................       7,743           1,936            5,807             *
Richard Gillespie, M.D.(25)...................     254,953          63,738          191,215             *
J. Scott Gillin, M.D..........................       3,175           3,175                0             *
Chinnia Gnanashanmugam(26)....................       7,743           1,936            5,807             *
Robert C. Gordon, M.D.(9).....................      38,209          12,737           25,472             *
Andrew Greene, M.D............................       3,175           3,175                0             *
Gabriel G. Gruber, M.D........................       3,175           3,175                0             *
Eric Gurwin, M.D..............................       3,175           3,175                0             *
Louis Stayton Halberdier, Jr., M.D.(18).......      12,055           3,013            9,042             *
David Bradley Hall, M.D.(21)..................      19,386           4,847           14,539             *
Alger V. Hamrick, M.D.(22)....................       7,353           2,451            4,902             *
Carl R. Hartrampf, Jr., M.D.(8)...............      44,255          14,840           29,415             *
Michael Heagney(26)...........................       4,962           1,241            3,721             *
Kathleen Heffernan(27)........................       3,175           3,175                0             *
Nathan B. Hirsch, M.D.(24)....................       7,352           2,338            5,014             *
William A. Holt and Anita S. Holt(26).........       7,743           1,936            5,807             *
Linda Hsueh(27)...............................       3,175           3,175                0             *
Linda K. Hudson, M.D.(21).....................      19,386           4,847           14,539             *
Joseph G. Hughes, M.D.(21)....................      19,386           4,847           14,539             *
C.W.S Investments, Ltd. f/k/a One Doubles
  Ltd.(4).....................................      95,382          47,690           47,692             *
Peter Hyans, M.D..............................       3,175           3,175                0             *
Thomas V. Inglesby, M.D.......................       3,175           3,175                0             *
Mazharul Islam(26)............................       4,962           1,241            3,721             *
Mamoon Jarrah(26).............................      12,355           3,089            9,266             *
Deborah G. Kenward, M.D.(24)..................       7,014           2,338            4,676             *
James M. Krause, M.D.(16).....................      19,936           6,624           13,312             *
Michael James Krebsback, M.D.(23).............       3,711           1,237            2,474             *
John H. Krikorian, M.D........................       3,175           3,175                0             *
Jeffery C. Lambert, M.D.(17)..................      12,055           3,013            9,042             *
Victor S. Lamberto, M.D.......................       3,175           3,175                0             *

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY     COVERED BY        TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED       THIS PROSPECTUS   AFTER OFFERING      OFFERING
             --------------------               ------------   ---------------   --------------   --------------
Marcus Lara, M.D.(26).........................       9,098           2,275            6,823             *
Stewart A. Lauterbach, M.D.(25)...............      23,092           5,773           17,319             *
Jeffrey Le Benger, M.D.(27)...................       3,175           3,175                0             *
Kerry Le Benger, M.D..........................       3,175           3,175                0             *
Richard J. Lesko, M.D.........................       3,175           3,175                0             *
Deborah L. Lewis, M.D.(22)....................       9,803           2,451            7,352             *
Mario Lopez, M.D.(26).........................      15,281           3,820           11,461             *
Jerrold S. Lozner, M.D........................       3,175           3,175                0             *
Carlos & Maria Maas(26).......................      10,420           2,605            7,815             *
Bruce Macdonald(26)...........................       4,962           1,241            3,721             *
Devinder K. Makker, M.D.(13)..................       5,289           1,322            3,967             *
Karl G. Mangold, M.D.(29).....................   1,018,771         135,904          882,867             *
Robert P. Margie, M.D.(27)....................       3,175           3,175                0             *
Joe B. Massey, M.D., P.C.(15).................      18,040           4,510           13,530             *
John D. Mast, M.D.(13)........................       9,700           3,185            6,515             *
Laszlo Mate, M.D.(10).........................       7,145           1,286            5,859             *
Jeffrey D. Maynard, M.D.(13)..................       2,063             516            1,547             *
John L. McDonald, M.D.(25)....................      88,196          22,049           66,147             *
Matthew C. McDonnell, M.D.(6).................       9,718           1,944            7,774             *
David E. McNeill, III, M.D.(16)...............      22,590           6,068           16,522             *
Marc Melser(26)...............................       9,098           2,275            6,823             *
David P. Miller, M.D..........................       3,175           3,175                0             *
Mahesh G. Modi, M.D.(13)......................       9,013           2,253            6,760             *
Alan G. Moore, M.D.(20).......................      21,732           7,233           14,499             *
George H. Moore, Jr., M.D.(22)................       8,007           2,669            5,338             *
George Nackley, M.D.(26)......................       6,143           1,536            4,607             *
Lawrence J. Nastro, M.D.......................       3,175           3,175                0             *
Richard O. Nelson, M.D........................       3,175           3,175                0             *
Richard Nitzberg, M.D.........................       3,175           3,175                0             *
Gerald Paul Norris, M.D.(21)..................      15,510           4,847           10,663             *
Sonia C. Nunez, M.D.(10)......................       5,145           1,286            3,859             *
C. Mario Oliveira, M.D.(5)....................      16,093           5,364           10,729             *
Jacinto & Dora Oliver(26).....................       6,143           1,536            4,607             *
Venkatanarayana Padmanabhan(26)...............       7,743           1,936            5,807             *
William Guy Patterson, M.D.(21)...............      19,386           4,847           14,539             *
Mark Perrin, M.D..............................       3,175           3,175                0             *
Lenin J. Peters, M.D.(3)......................      77,000          19,158           57,842             *
Alejandro Pizarro(26).........................       7,743           1,936            5,807             *
Joseph Purita, M.D.(23).......................       7,500           2,500            5,000             *
Leo F. Quinn, M.D.(23)........................       3,474           1,158            2,316             *
Craig J. Rich, M.D.(21).......................      19,386           4,500           14,886             *
Joseph S. Ritter, M.D.........................       3,175           3,175                0             *
Victor Rodriguez(26)..........................       7,743           1,936            5,807             *
Robert Rosenbaum, M.D.........................       3,175           3,175                0             *
Richard N. Rudd, M.D.(2)......................      12,700           6,393            6,307             *
Catherine Ryan, M.D...........................       3,175           3,175                0             *
R. Gregory Sachs, M.D.........................       3,175           3,175                0             *
Carl H. Sadowsky, M.D.(10)(11)................      29,908           9,970           19,938             *
Carl H. Sadowsky, M.D. & Toni Rae
  Sadowsky(12)................................       9,261           3,087            6,174             *
Howard Saslow(26).............................      12,355           3,089            9,266             *
Charles R. Schallop, M.D.(10).................       5,145           1,286            3,859             *
Peter Mark Schosheim, M.D.(23)................       6,983           1,745            5,238             *
Luis & Nelida Serentill(26)...................       9,098           2,275            6,823             *
Kathleen A. Sheerin, M.D.(1)..................      33,730           8,432           25,298             *

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY     COVERED BY        TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED       THIS PROSPECTUS   AFTER OFFERING      OFFERING
             --------------------               ------------   ---------------   --------------   --------------
Duane Bradley Shroyer, M.D.(21)...............      19,386           4,847           14,539             *
Howard J. Silk, M.D.(1).......................      43,017          10,754           32,263             *
Barry Silver, M.D.............................       3,175           3,175                0             *
Robert D. Slama, M.D..........................       3,175           3,175                0             *
Barry A. Smith, M.D.(25)......................      41,462          10,365           31,097             *
Dennis L. Spangler, M.D.(1)...................      48,596          12,149           36,447             *
Stephen Spencer(26)...........................      18,805           4,701           14,104             *
Robert R. Springer, M.D.......................       3,175           3,175                0             *
Charles E. Stewart, M.D.(23)..................       6,000           1,660            4,340             *
Reed & Mary Stone, M.D.(10)...................       3,859           1,286            2,573             *
Geraldine M. Summa, M.D.......................       3,175           3,175                0             *
Summit Medical Group, P.A.....................         535             535                0             *
Anthony M. Taitano, M.D.(14)..................       8,255           2,064            6,191             *
Numa Tamayo, M.D.(26).........................       6,143           1,536            4,607             *
David D. Tanner, M.D.(1)......................      31,137          10,284           20,853             *
William Tansey, III...........................       3,175           3,175                0             *
Catherine Thomas, M.D.(21)....................      19,386           4,847           14,539             *
Andrew A. Toledo, M.D.(15)....................       2,711             904            1,807             *
Jaime & Martha Torner(26).....................       7,743           1,936            5,807             *
William N. Toth, M.D..........................       3,175           3,175                0             *
Jack Walden Trigg, Jr., M.D.(21)..............      19,386           4,847           14,539
Michael M. Tuchman, M.D.(10)(11)..............      30,617           9,969           20,648             *
Michael M. Tuchman, M.D. & Carol
  Tuchman(12).................................       8,553           3,087            5,466             *
Bayard Tynes, M.D.(21)........................      18,300           4,847           13,453             *
Michael B. Wax(27)............................       3,175           3,175                0             *
Tomasz Wazny(26)..............................      10,420           2,605            7,815             *
Kathleen A. Weisenburger, M.D.(16)............      20,951           3,546           17,405             *
Joseph E. Welden, Jr., M.D.(21)...............      19,386           4,500           14,886             *
Edward West, M.D.(25).........................      14,135           4,679            9,456             *
Maureen Whalen, M.D...........................       3,175           3,175                0             *
Hendricks Whitman III, M.D....................       3,175           3,175                0             *
Joseph M. Wildman, M.D........................       3,175           3,175                0             *
John H. Williams, D.O. (Aldine's Wom.
  Clin.)(19)..................................      18,084           6,000           12,084             *
Robert R. Williams, M.D.(13)..................       5,434           1,359            4,075             *
Richard A. Wilmot, M.D........................       3,175           3,175                0             *
Paul K. Winner, M.D.(10)......................       3,858           1,286            2,572             *
Charles J. Wittman, Jr., M.D..................       3,175           3,175                0             *
Burton S. Wollowick, M.D.(23).................       3,889           1,296            2,593             *
Ralph H. Yarbrough, M.D.(21)..................      19,386           4,500           14,886             *
Nicholas Yatrakis, M.D........................       3,175           3,175                0             *
Chemanoor V. Zachariah, M.D.(13)..............       9,807           2,452            7,355             *
Mark Zimmerman, M.D...........................       3,175           3,175                0             *
John A. Zora, M.D.(1).........................      42,970          10,742           32,228             *
Neil Zusman(26)...............................      12,355           3,089            9,266             *

---------------

  (1) Indicates a Selling Stockholder who is or was an officer and/or director of The Atlanta Allergy Clinic, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
  (2) Indicates a Selling Stockholder who is or was an officer and/or director of East Bay Fertility OB-GYN Medical Group, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
  (3) Indicates a Selling Stockholder who is or was an officer and/or director of Global Care, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
  (4) Indicates a Selling Stockholder who is or was an officer and/or director of One Doubles, Ltd., which may be deemed to be an affiliate of the Company under the Securities Act.

  (5) Indicates a Selling Stockholder who is or was an officer and/or director of Brevard OB/GYN Specialists, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
  (6) Indicates a Selling Stockholder who is or was an officer and/or director of Cleveland Ear, Nose, Throat and Facial Surgery Group, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
  (7) Indicates a Selling Stockholder who is or was an officer and/or director of The Emergency Associates for Medicine, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
  (8) Indicates a Selling Stockholder who is or was an officer and/or director of Atlanta Plastic Surgery, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
  (9) Indicates a Selling Stockholder who is or was an officer and/or director of OB/GYN Specialists of the Palm Beaches, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (10) Indicates a Selling Stockholder who is or was an officer and/or director of Martinez, Sadowsky, Zuniga, Tuchman and Brown, M.D.s, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (11) Indicates a Selling Stockholder who is or was an officer and/or director of NeuroMedical Management, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (12) Indicates a Selling Stockholder who is or was an officer and/or director of TBMSZ, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (13) Indicates a Selling Stockholder who is or was an officer and/or director of Eaton Medical Group, which may be deemed to be an affiliate of the Company under the Securities Act.
 (14) Indicates a Selling Stockholder who is or was an officer and/or director of Woman's Healthcare Associates, P.C., which may be deemed to be an affiliate of the Company under the Securities Act.
 (15) Indicates a Selling Stockholder who is or was an officer and/or director of Reproductive Biology Associates, Inc., Southeastern Fertility Institute, Southeastern Fertility Institute Surgical Associates, P.C., and Southeastern Endocrine Labs, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (16) Indicates a Selling Stockholder who is or was an officer and/or director of Northwest Diagnostic Clinic, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (17) Indicates a Selling Stockholder who is or was an officer and/or director of Jeffrey C. Lambert, M.D., P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (18) Indicates a Selling Stockholder who is or was an officer and/or director of L. Stayton Halberdier, Jr., M.D., P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (19) Indicates a Selling Stockholder who is or was an officer and/or director of John H. Williams, D.O., P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (20) Indicates a Selling Stockholder who is or was an officer and/or director of Alan G. Moore, M.D., P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (21) Indicates a Selling Stockholder who is or was an officer and/or director of SOUTHVIEW Medical Group, P.C., which may be deemed to be an affiliate of the Company under the Securities Act.
 (22) Indicates a Selling Stockholder who is or was an officer and/or director of North Carolina Medical Associates, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (23) Indicates a Selling Stockholder who is or was an officer and/or director of Quinn, Wollowick, Purita, Schosheim, Krebsbach, & Stewart, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (24) Indicates a Selling Stockholder who is or was an officer and/or director of Hirsch, Strassberg, Kenward & Vizoso, M.D.s, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (25) Indicates a Selling Stockholder who is or was an officer and/or director of Chase Dennis Medical Group, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (26) Indicates a Selling Stockholder who is or was an officer and/or director of IMHC Management Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (27) Indicates a Selling Stockholder who is or was an officer and/or director of Summit Medical Group, P.A., which may be deemed to be an affiliate of the Company under the Securities Act.
 (28) Indicates a Selling Stockholder who is or was an officer and/or director of Doctor's Essential Services, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.

 (29) Indicates a Selling Stockholder who is or was an officer and/or director of Karl G. Mangold, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.
 (30) Indicates a Selling Stockholder who is or was an officer and/or director of Herschel Fischer, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.

  *   Less than one percent.

     None of the Selling Stockholders listed above, except where noted, had any position, office or material relationship within the past three years with the Company or any of its affiliates.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise or in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market price. The Common Stock may be sold directly to purchasers or to or through underwriters, agents or broker-dealers by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) through the writing of options on the Common Stock. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

     Any underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders and/or the purchasers of such shares for which such underwriters, broker-dealers or agents may act as agents or to whom they sell as principals, or both (which compensation as to a particular underwriter, broker-dealer or agent will be negotiated prior to the sale and may be in excess of customary compensation). Such underwriters, broker-dealers and agents and any other participating underwriters, broker-dealers and agents may be deemed to be "underwriters" within the meaning of the Securities Act. In connection with such sales, any commission, discount or concession may be deemed to be an underwriting discount or commission under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     All costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Common Stock will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Common Stock, including liabilities arising under the Securities Act.

                                    EXPERTS

     The consolidated financial statements of MedPartners, Inc. appearing in MedPartners, Inc.'s Annual Report on Form 10-K/A and the Current Report on Form 8-K dated August 27, 1997, for the year ended December 31, 1996, each have been audited by Ernst & Young LLP, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission (File No. 0-27276):

     1. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     4. The Company's Current Report on Form 8-K filed August 27, 1997 (containing audited financial statements of the Company at December 31, 1996 and for the three years then ended reflecting the combined operations of the Company and InPhyNet Medical Management, Inc.).

     5. The description of securities to be registered contained in the Registration Statement filed with the Commission on Form 8-B under the Exchange Act and declared effective on November 29, 1995, including any amendment or reports filed for the purpose of updating such description.

     Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company undertakes to provide to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, without charge a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Company, 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244 (telephone (205) 733-8996).

             ======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
The Company...........................    2
Risk Factors..........................    2
Selling Stockholders..................   11
Plan of Distribution..................   17
Experts...............................   17
Legal Matters.........................   17
Incorporation of Certain Documents by
  Reference...........................   18

             ======================================================
             ======================================================

                                1,208,159 SHARES
                            [MEDPARTNERS (TM) LOGO]
                                  COMMON STOCK
                           PAR VALUE $.001 PER SHARE
                                  ------------

                                   PROSPECTUS

                                           , 1997

                                  ------------
             ======================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby.

Securities and Exchange Commission Registration Fee.........  $8,191.68
Legal Fees and Expenses.....................................  $
Accounting Fees.............................................  $
Printing Costs..............................................  $
Miscellaneous Expenses......................................  $
                                                              ---------
          Total.............................................  $
                                                              =========

---------------

* Actual amount.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of Delaware ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Company's Third Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Second Amended and Restated By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     The Company has agreed to indemnify all of its directors and executive officers against liability incurred by them by reason of their services as a director to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act.

ITEM 16. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Exhibits:

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
  (4)-1    --   MedPartners, Inc. Rights Agreement, filed as Exhibit (4)-1 to the Company's Registration Statement on Form S-4
                   (Registration No. 33-00774), is hereby incorporated
                   herein by reference.
  (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
                   filed as Exhibit (4)-2 to the Company's Annual Report on
                   Form 10-K for the Year ended December 31, 1996, is hereby
                   incorporated herein by reference.
  (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
                   Inc., filed as Exhibit (4)-2 to the Company's
                   Registration Statement on Form S-3 (Registration No.
                   333-17339), is hereby incorporated herein by reference.
  (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
                   legality of the Common Stock of the Company.
 (23)-1    --   Consent of Ernst & Young LLP. See pages immediately
                   following signature pages to the Registration Statement.
 (23)-2    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as Exhibit (5)).
 (24)      --   Powers of Attorney. See the signature pages to the original filing of this Registration Statement.

     (b) Financial Statements Schedule:

          None are applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on October 9, 1997.

                                          MEDPARTNERS, INC.

                                          By       /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry R. House and Harold O. Knight, Jr., and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  CAPACITY                   DATE
                      ---------                                  --------                   ----

                 /s/ LARRY R. HOUSE                    Chairman of the Board and        October 9, 1997
-----------------------------------------------------    Chief Executive Officer and
                   Larry R. House                        Director

              /s/ HAROLD O. KNIGHT, JR.                Executive Vice President and     October 9, 1997
-----------------------------------------------------    Chief Financial Officer
                Harold O. Knight, Jr.                    (Principal Financial and
                                                         Accounting Officer)

               /s/ RICHARD M. SCRUSHY                  Director                         October 9, 1997
-----------------------------------------------------
                 Richard M. Scrushy

             /s/ LARRY D. STRIPLIN, JR.                Director                         October 9, 1997
-----------------------------------------------------
               Larry D. Striplin, Jr.

             /s/ CHARLES W. NEWHALL III                Director                         October 9, 1997
-----------------------------------------------------
               Charles W. Newhall III

                /s/ TED H. MCCOURTNEY                  Director                         October 9, 1997
-----------------------------------------------------
                  Ted H. McCourtney

            /s/ WALTER T. MULLIKIN, M.D.               Director                         October 9, 1997
-----------------------------------------------------
              Walter T. Mullikin, M.D.

             /s/ JOHN S. MCDONALD, J.D.                Director                         October 9, 1997
-----------------------------------------------------
               John S. McDonald, J.D.

             /s/ ROSALIO J. LOPEZ, M.D.                Director                         October 9, 1997
-----------------------------------------------------
               Rosalio J. Lopez, M.D.

                      SIGNATURE                                  CAPACITY                   DATE
                      ---------                                  --------                   ----


               /s/ C.A. LANCE PICCOLO                  Director                         October 9, 1997
-----------------------------------------------------
                 C.A. Lance Piccolo

                /s/ ROGER L. HEADRICK                  Director                         October 9, 1997
-----------------------------------------------------
                  Roger L. Headrick

          /s/ HARRY M. JANSEN KRAEMER, JR.             Director                         October 9, 1997
-----------------------------------------------------
            Harry M. Jansen Kraemer, Jr.

                                 EXHIBIT INDEX

                                                                              SEQUENTIALLY
EXHIBIT                                                                         NUMBERED
  NO.                                   DESCRIPTION                               PAGE
--------                                -----------                           ------------
  (4)-1    --   MedPartners, Inc. Rights Agreement, filed as Exhibit (4)-1 to the Company's Registration Statement on Form S-4
                   (Registration No. 333-00774), is hereby incorporated by
                   reference herein.
  (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
                   filed as Exhibit (4)-2 to the Company's Annual Report on
                   Form 10-K for the Year ended December 31, 1996, is hereby
                   incorporated herein by reference.
  (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
                   Inc., filed as Exhibit (4)-2 to the Company's
                   Registration Statement on Form S-3 (Registration No.
                   333-17339), is hereby incorporated herein by reference.
  (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
                   legality of the Common Stock of the Company
 (23)-1    --   Consent of Ernst & Young LLP. See pages immediately
                   following signature pages to the Registration Statement.
 (23)-2    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as Exhibit (5)).
 (24)      --   Powers of Attorney. See the signature pages to the original filing of this Registration Statement.

                                                                  EXHIBIT (23)-1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" in the
Registration Statement (Form S-3, No. 333-          ) and the related Prospectus
of MedPartners, Inc. for the registration of shares of its Common Stock and the incorporation by reference therein of our report dated February 3, 1997, with respect to the consolidated financial statements of MedPartners, Inc. for the year ended December 31, 1996, included in its Annual Report on Form 10-K/A for the year ended December 31, 1996, and our report dated August 25, 1997 with respect to the consolidated financial statements of MedPartners, Inc. for the year ended December 31, 1996, included in its Current Report on Form 8-K dated August 27, 1997, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
October 9, 1997